Exhibit 99.1

Nordstrom Reports Holiday Sales, Updates Outlook

SEATTLE – January 19, 2023 – Nordstrom, Inc. (NYSE: JWN) today announced a net sales decrease of 3.5 percent for the nine-week holiday period ended December 31, 2022, compared with the nine weeks ended January 1, 2022. For the Nordstrom banner, net sales decreased 1.7 percent, while net sales at the Nordstrom Rack banner decreased 7.6 percent.
“The holiday season was highly promotional, and sales were softer than pre-pandemic levels. While we continue to see greater resilience in our higher income cohorts, it is clear that consumers are being more selective with their spending given the broader macro environment,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “Still, our team executed well, and we enter 2023 in a stronger position as we prioritized starting the new fiscal year with clean inventory levels, even if this required more markdowns than planned.”
The Company took additional markdowns in order to finish the year in a healthy and current inventory position. The Company expects year-end inventory levels to be down by a double-digit percentage compared with last year, and roughly at 2019 levels.
“Having a healthier inventory level and mix positions us well to react quickly to changing consumer demand,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “Given the continued uncertain environment, we remain focused on executing with flexibility and agility, including conservative buy plans and faster inventory turns. We continue to enhance our customer experience with our Closer to You strategy, which links our digital and physical assets. Additionally, we are further optimizing our supply chain to improve the customer experience and expense efficiency, and we expect these initiatives will continue to deliver significant benefits in 2023.”
Based on holiday results, the Company has updated its fiscal 2022 outlook as follows:
•Revenue growth, including retail sales and credit card revenues, at the low-end of its previously issued outlook of 5 to 7 percent
•Earnings before interest and taxes (“EBIT”) margin, as a percent of sales, of 2.8 to 3.1 percent, compared with its prior outlook of 4.1 to 4.4 percent, reflecting lower than expected gross margin as the Company took additional markdowns to finish the year in a healthy inventory position; SG&A expenses continue to reflect progress on the Company’s supply chain optimization initiatives and ongoing expense discipline
•Adjusted EBIT margin of 3.1 to 3.3 percent, compared with its prior outlook of 4.3 to 4.7 percent1
•Income tax rate in line with its previously issued outlook of approximately 27 percent
•Earnings per diluted share (“EPS”), excluding the impact of share repurchase activity, if any, of $1.33 to $1.53, compared with its prior outlook of $2.13 to $2.43
•Adjusted EPS, excluding the impact of share repurchase activity, if any, of $1.50 to $1.70, compared with its prior outlook of $2.30 to $2.601
•Leverage ratio slightly above 3.0 times by year-end, compared with its prior outlook of below 2.9 times
The Company is scheduled to report its fourth quarter and full-year 2022 financial results after the close of the financial markets on March 2, 2023. Additional detail on the Company’s financial performance and 2023 outlook will be provided at that time.

1 Adjusted EBIT margin and adjusted EPS are non-GAAP financial measures. Refer to the “Forward-Looking Non-GAAP Measures” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial expectations.

ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022 and its Form 10-Qs for the fiscal quarters ended April 30, 2022, July 30, 2022 and October 29, 2022. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to the discretion of our board of directors, contractual commitments, market and economic conditions and applicable Securities and Exchange Commission rules.

NORDSTROM, INC.
FISCAL YEAR 2022 FORWARD-LOOKING NON-GAAP MEASURES
(NON-GAAP FINANCIAL MEASURES)
(unaudited)
Our adjusted EBIT margin and adjusted EPS outlook for fiscal year 2022 excludes the impacts from certain items that we do not consider representative of our core operating performance. These items include a supply chain technology and related asset impairment charge recognized in the third quarter of 2022, Trunk Club wind-down costs recognized in the first half of 2022 and the gain on the sale of our interest in a corporate office building recognized in the first quarter of 2022.
The following is a reconciliation of expected net earnings as a percent of net sales to expected adjusted EBIT margin included within our fiscal year 2022 outlook:

	52 Weeks Ending January 28, 2023
	Low	High
Expected net earnings as a % of net sales	1.4%	1.6%
Income tax expense	0.5%	0.6%
Interest expense, net	0.9%	0.9%
Expected earnings before interest and income taxes as a % of net sales	2.8%	3.1%

Supply chain impairments	0.5%	0.4%
Trunk Club wind-down costs	0.1%	0.1%
Gain on sale of interest in a corporate office building	(0.3%)	(0.3%)
Expected adjusted EBIT margin	3.1%	3.3%
The following is a reconciliation of expected EPS to expected adjusted EPS included within our fiscal year 2022 outlook:

	52 Weeks Ending January 28, 2023
	Low	High
Expected EPS	$1.33	$1.53
Supply chain impairments	0.43	0.43
Trunk Club wind-down costs	0.11	0.11
Gain on sale of interest in a corporate office building	(0.31)	(0.31)
Income tax impact on adjustments	(0.06)	(0.06)
Expected adjusted EPS	$1.50	$1.70

INVESTOR CONTACT:	Sara Penner
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com